COVENANT LOGISTICS GROUP ANNOUNCES First QUARTER 2026

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 23, 2026 - Covenant Logistics Group, Inc. (NYSE: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the first quarter ended March 31, 2026. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Friday, April 24, 2026.

Chairman and Chief Executive Officer, David R. Parker, commented: “Our first quarter earnings were $0.17 per diluted share or $0.26 per diluted share on a non-GAAP adjusted basis. These results fell short of our expectations, largely as a result of severe weather shutdowns and fuel cost headwinds in January and February.  However, freight volumes and rates improved in March, and we were encouraged by our positive operating performance and the momentum we carried into the second quarter.  This momentum includes an expanding pipeline of new customers seeking committed capacity, rate increases with select existing customers, and the traditional seasonal improvement in freight volumes.  Expedited and Managed Freight are expected to benefit first from the improving freight market.  Given the characteristics of these segments, we believe there is significant operational leverage that will allow for sequential improvement throughout the year based on shifting market conditions. Our plan for the remainder of 2026 is to improve yields and reallocate assets to operations that improve our margins and returns. Based on a rapidly growing pipeline of customer demand, we expect to make significant progress assuming the current market momentum continues.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $3.7 million, or $0.10 per share, was comparable to the 2025 quarter of $3.8 million, or $0.10 per share.”

First Quarter Financial Performance:
	Three Months Ended March 31,
($000s, except per share information)	2026	2025
Total Revenue	$307,161	$269,355
Freight Revenue, Excludes Fuel Surcharge	$281,925	$243,219
Operating Income	$6,282	$7,627
Adjusted Operating Income(1)	$9,610	$10,857
Operating Ratio	98.0%	97.2%
Adjusted Operating Ratio (1)	96.6%	95.5%
Net Income	$4,420	$6,563
Adjusted Net Income (1)	$6,915	$8,995
Earnings per Diluted Share	$0.17	$0.24
Adjusted Earnings per Diluted Share (1)	$0.26	$0.32

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended March 31,
($000s, except statistical information)	2026	2025
Combined Truckload
Total Revenue	$188,094	$188,302
Freight Revenue, excludes Fuel Surcharge	$163,013	$162,329
Segment Operating Income (1)	$8,408	$7,739
Adj. Seg. Operating Income (2)	$4,811	$6,210
Segment Operating Ratio (1)	95.5%	95.9%
Adj. Seg. Operating Ratio (2)	97.0%	96.2%
Average Freight Revenue per Tractor per Week	$5,576	$5,416
Average Freight Revenue per Total Mile	$2.76	$2.53
Average Miles per Tractor per Period	25,961	27,521
Weighted Average Tractors for Period	2,274	2,331

Expedited
Total Revenue	$84,671	$94,693
Freight Revenue, excludes Fuel Surcharge	$71,949	$80,249
Segment Operating Income (1)	$2,821	$5,590
Adj. Seg. Operating Income (2)	$683	$4,655
Segment Operating Ratio (1)	96.7%	94.1%
Adj. Seg. Operating Ratio (2)	99.1%	94.2%
Average Freight Revenue per Tractor per Week	$7,327	$7,323
Average Freight Revenue per Total Mile	$2.20	$2.13
Average Miles per Tractor per Period	42,772	44,260
Weighted Average Tractors for Period	764	852

Dedicated
Total Revenue	$103,423	$93,609
Freight Revenue, excludes Fuel Surcharge	$91,064	$82,080
Segment Operating Income (1)	$5,587	$2,149
Adj. Seg. Operating Income (2)	$4,128	$1,555
Segment Operating Ratio (1)	94.6%	97.7%
Adj. Seg. Operating Ratio (2)	95.5%	98.1%
Average Freight Revenue per Tractor per Week	$4,691	$4,316
Average Freight Revenue per Total Mile	$3.45	$3.10
Average Miles per Tractor per Period	17,459	17,875
Weighted Average Tractors for Period	1,510	1,479

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, impairment of goodwill, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President commented on truckload operations, “For the quarter, total revenue in our truckload operations slightly decreased 0.1%, to $188.1 million.  The decrease in total revenue consisted of $0.7 million more freight revenue and $0.9 million less fuel surcharge revenue, which varies with the cost of fuel.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $8.3 million, or 10.3%. Average total tractors decreased by 88 units or 10.4% to 764, compared to 852 in the prior year quarter. Average freight revenue per tractor per week was comparable to the prior year quarter, as higher rates were offset by fewer miles per tractor.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $9.0 million, or 10.9%. Average total tractors increased by 31 units or 2.1% to 1,510, compared to 1,479 in the prior year quarter. Average freight revenue per tractor per week increased 8.7% as a result of improved productivity from our agricultural protein related fleet which was negatively impacted by avian influenza during the prior year period.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Our combined truckload operating expenses increased approximately 22 cents per total mile or 8%, primarily resulting from changes in business mix that offer higher revenue per mile and more consistent volumes accompanied by lower miles per unit and higher costs. General inflation and elevated fuel prices as a result of the recent Iran conflict also impacted our costs.

Managed Freight Segment
	Three Months Ended March 31,
($000s)	2026	2025
Freight Revenue	$90,731	$56,850
Segment Operating Income (1)	$3,703	$3,540
Adj. Seg. Operating Income (2)	$3,587	$3,349
Segment Operating Ratio (1)	95.9%	93.8%
Adj. Seg. Operating Ratio (2)	96.0%	94.1%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

“For the quarter, Managed Freight achieved a 59.6% year over year increase in freight revenue, primarily attributable to the integration of assets acquired during the fourth quarter of 2025. However, the segment operating ratio and adjusted segment operating ratio were negatively impacted compared to the same quarter last year due to heightened costs associated with securing capacity. Although margin compression is a headwind in the current quarter, we believe it is a signal of stronger freight fundamentals, allowing for improved pricing opportunities later in the year.

Warehousing Segment
	Three Months Ended March 31,
($000s)	2026	2025
Freight Revenue	$27,552	$24,040
Segment Operating Income (1)	$1,778	$1,843
Adj. Seg. Operating Income (2)	$1,212	$1,298
Segment Operating Ratio (1)	93.6%	92.4%
Adj. Seg. Operating Ratio (2)	95.6%	94.6%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased $3.5 million, primarily from onboarding a significant new customer in the fourth quarter of 2025. Segment operating income and adjusted segment operating income were comparable to the prior year period because new business startup expenses and operational inefficiencies more than offset the additional revenue.  Looking ahead, we expect activities within this startup to normalize and operating income margins to recover to the high-single digit range.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At March 31, 2026, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), decreased by $51.0 million to approximately $245.3 million as compared to December 31, 2025. In addition, our net indebtedness to total capitalization decreased to 37.6% at March 31, 2026 from 42.3% at December 31, 2025.

“The decrease in net indebtedness in the first quarter was primarily a result of selling a large amount of unproductive used equipment and buying very little new equipment.

“At March 31, 2026, we had cash and cash equivalents totaling $11.2 million. Under our ABL credit facility, we had $29.0 million in outstanding borrowings, undrawn letters of credit outstanding of $19.9 million, and immediate available borrowing capacity of $57.5 million.

“At the end of the quarter, we had $1.6 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors increased to 26 months compared to 20 months a year ago. Given the mix change between our high mileage expedited fleet and lower mileage dedicated fleets, going forward, we anticipate the average age of our equipment to range from 25 to 28 months.

“Our expectations for net capital equipment expenditures in 2026 remains unchanged and currently ranges from $40 million to $50 million, which is a significant reduction compared to 2025.”

Outlook

Mr. Parker concluded, “Solid economic demand and shrinking industry-wide driver capacity are creating a favorable environment for building project pipelines and improving yield and revenue per tractor. With most of our revenue under contracts ranging from one to three years in duration, we expect to see gradual improvement beginning this quarter and extending for several quarters to come. As contracts become available, we intend to be nimble in allocating our equipment and people toward the relationships that produce long-term value through adequate margin and returns. Our momentum continues to build this year, and I can feel the energy and enthusiasm of our team who are running the business.  While we will always be required to navigate certain circumstances in this business, it is much more fun to navigate them with a strong tail wind.”

Conference Call Information

The Company will host a live conference call tomorrow, April 24, 2026, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

About Covenant Logistics Group
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income, segment operating income, operating ratio, segment operating ratio, net income, and earnings per diluted share, we use adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share are not substitutes for operating income, segment operating income, operating ratio, segment operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income, segment operating income, operating ratio, segment operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “continue,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to equipment age, net capital equipment expenditures and related priorities, benefits, and returns, capital allocation alternatives, expectations for the general freight market, including rates and capacity, our ability to achieve our desired business mix, the driver market, future margin and return on capital, progress toward our strategic goals and the expected impact of achieving such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Global conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight reportable segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims and have exposure outside of our insurance coverage, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of a captive insurance company could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees or employees of related businesses could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; Receipt of an unfavorable Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with and changes to various environmental laws and regulations; Regulatory changes related to climate change could increase our costs significantly; Changes to trade regulation, export controls, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Conflicting views on environmental and societal matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; A large-scale outbreak of avian flu or related illness among the nation’s poultry flock may adversely affect the revenues of our Dedicated segment; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; Changes in taxation could lead to an increase of our tax exposure; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended March 31,
($s in 000s, except per share data)	2026	2025	% Change
Revenues
Freight revenue	$281,925	$243,219	15.9%
Fuel surcharge revenue	25,236	26,136	(3.4%)
Total revenue	$307,161	$269,355	14.0%

Operating expenses:
Salaries, wages, and related expenses	109,268	104,952
Fuel expense	28,297	28,168
Operations and maintenance	17,914	15,750
Revenue equipment rentals and purchased transportation	89,218	56,805
Operating taxes and licenses	2,989	3,586
Insurance and claims	12,646	15,283
Communications and utilities	2,034	1,468
General supplies and expenses	14,199	13,595
Depreciation and amortization	23,976	21,795
Loss on disposition of property and equipment, net	338	326
Total operating expenses	300,879	261,728
Operating income	6,282	7,627
Interest expense, net	3,886	2,857
Income from equity method investment	(3,687)	(3,776)
Income from continuing operations before income taxes	6,083	8,546
Income tax expense	1,663	1,983
Net income	$4,420	$6,563

Basic earnings per share
Income from continuing operations	$0.18	$0.25
Diluted earnings per share
Income from continuing operations	$0.17	$0.24
Basic weighted average shares outstanding (000s)	25,082	26,538
Diluted weighted average shares outstanding (000s)	26,434	27,877

	Segment Freight Revenues
	Three Months Ended March 31,
($s in 000's)	2026	2025	% Change
Expedited - Truckload	$71,949	$80,249	(10.3%)
Dedicated - Truckload	91,064	82,080	10.9%
Combined Truckload	163,013	162,329	0.4%
Managed Freight	90,731	56,850	59.6%
Warehousing	27,552	24,040	14.6%
Other	629	-	100.0%
Consolidated Freight Revenue	$281,925	$243,219	15.9%

	Truckload Operating Statistics
	Three Months Ended March 31,
	2026	2025	% Change
Average freight revenue per loaded mile	$3.34	$2.98	12.1%
Average freight revenue per total mile	$2.76	$2.53	9.1%
Average freight revenue per tractor per week	$5,576	$5,416	3.0%
Average miles per tractor per period	25,961	27,521	(5.7%)
Weighted avg. tractors for period	2,274	2,331	(2.4%)
Tractors at end of period	2,234	2,393	(6.6%)
Trailers at end of period	7,265	6,516	11.5%

	Selected Balance Sheet Data
($s in '000's, except per share data)	3/31/2026	12/31/2025
Total assets	$1,016,828	$1,047,548
Total stockholders' equity	$407,604	$403,997
Total indebtedness, comprised of total debt and finance leases, net of cash	$245,256	$296,297
Net Indebtedness to Capitalization Ratio	37.6%	42.3%
Leverage Ratio(1)	2.37	2.89
Tangible book value per end-of-quarter basic share	$8.95	$8.69

(1)
Leverage Ratio is calculated as total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income, depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)
(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2026	2025	bps Change
Total revenue	$307,161	$269,355
Total operating expenses	300,879	261,728
Operating income	$6,282	$7,627
Operating ratio	98.0%	97.2%	80

Non-GAAP Presentation	2026	2025	bps Change
Total revenue	$307,161	$269,355
Fuel surcharge revenue	(25,236)	(26,136)
Freight revenue (total revenue, excluding fuel surcharge)	281,925	243,219

Total operating income	6,282	7,627
Adjusted for:
Amortization of intangibles (2)	3,000	2,371
Contingent consideration liability adjustment	328	710
Transaction costs	-	149
Adjusted operating income	$9,610	$10,857
Adjusted operating ratio	96.6%	95.5%	110

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP adjusted operating income and adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited) Adjusted Net Income and Adjusted EPS(1)
(Dollars in thousands)	Three Months Ended March 31,
	2026	2025
GAAP Presentation - Net income	$4,420	$6,563
Adjusted for:
Amortization of intangibles (2)	3,000	2,371
Contingent consideration liability adjustment	328	710
Transaction costs	-	149
Total adjustments before taxes	3,328	3,230
Provision for income tax expense at effective rate	(833)	(798)
Tax effected adjustments	$2,495	$2,432
Non-GAAP Presentation - Adjusted net income	$6,915	$8,995

GAAP Presentation - Diluted earnings per share ("EPS")	$0.17	$0.24
Adjusted for:
Amortization of intangibles (2)	0.11	0.09
Contingent consideration liability adjustment	0.01	0.03
Transaction costs	-	0.01
Total adjustments before taxes	0.12	0.12
Provision for income tax expense at effective rate	(0.03)	(0.04)
Tax effected adjustments	$0.09	$0.08
Non-GAAP Presentation - Adjusted EPS(3)	$0.26	$0.32

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)	Total may not sum due to rounding.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2026					2025
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$84,671	$103,423	$188,094	$90,731	$27,707	$94,693	$93,609	$188,302	$56,850	$24,203
Total segment operating expenses (2)	81,850	97,836	179,686	87,028	25,929	89,103	91,460	180,563	53,310	22,360
Segment operating income (2)	$2,821	$5,587	$8,408	$3,703	$1,778	$5,590	$2,149	$7,739	$3,540	$1,843
Segment operating ratio (2)	96.7%	94.6%	95.5%	95.9%	93.6%	94.1%	97.7%	95.9%	93.8%	92.4%

Non-GAAP Presentation
Total revenue	$84,671	$103,423	$188,094	$90,731	$27,707	$94,693	$93,609	$188,302	$56,850	$24,203
Fuel surcharge revenue	(12,722)	(12,359)	(25,081)	-	(155)	(14,444)	(11,529)	(25,973)	-	(163)
Freight revenue (total revenue, excluding fuel surcharge)	71,949	91,064	163,013	90,731	27,552	80,249	82,080	162,329	56,850	24,040

Total segment operating income (2)	$2,821	$5,587	8,408	$3,703	$1,778	$5,590	$2,149	7,739	$3,540	$1,843
Adjusted for:
Other (3)	(2,138)	(1,459)	(3,597)	(116)	(566)	(935)	(594)	(1,529)	(191)	(545)
Adjusted segment operating income	683	4,128	4,811	3,587	1,212	4,655	1,555	6,210	3,349	1,298
Adjusted segment operating ratio	99.1%	95.5%	97.0%	96.0%	95.6%	94.2%	98.1%	96.2%	94.1%	94.6%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP segment operating income and segment operating ratio to consolidated non-GAAP adjusted segment operating income and adjusted segment operating ratio.

(2)
Segment operating expenses, segment operating income, and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, impairment of goodwill, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(3)	Represents indirect costs not directly attributable to any one reportable segment.